Exhibit 10.13

LOAN MODIFICATION AGREEMENT NO. 4

Preamble:  This Loan Modification Agreement (this “Agreement”), dated as of March 13, 2007 (the “Amendment Date”), is made by and among Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division, as Agent; each Person identified as a “Lender” on the signature page hereof, as lenders; and each Person identified as a “Borrower” on the signature page hereof, as borrowers (each, a “Borrower”, and, collectively, the “Borrowers”), for the purpose of amending or otherwise modifying the terms of that certain Credit Agreement, dated as of August 12, 2005 (which, as it has been, or hereafter may be, modified or amended, the “Credit Agreement”), among Borrowers, the various lenders from time to time party thereto (the “Lenders”) and Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division, as a Lender and as agent for the Lenders (in such capacity, the “Agent”).  Now, therefore, in consideration of the mutual promises contained herein and in the Credit Agreement, the receipt and sufficiency of which are hereby acknowledged, the Agent, the Lenders and the Borrowers, each intending to be legally bound, agree as follows:

1.             Definitions.  Capitalized terms used herein, but not expressly defined themselves herein, shall have the meanings given to such terms in the Credit Agreement.

2.             Early Termination Fee.  Section 3.3.4(a) of the Credit Agreement shall be deemed to be amended to read as follows:

(a)           Upon any cancellation of the Commitments by the Borrowers subsequent to the Closing Date pursuant to Section 3.3.6, the Borrowers shall pay to the Lenders prior to or concurrently with such termination a Termination Fee in an amount equal to the amount of the Working Capital Facility Commitment at the time of such early termination times one percent (1%).  Notwithstanding the foregoing, if the Commitments are cancelled in connection with Borrowers’ prepayment in full of the Obligations from the proceeds of a replacement financing provided to Borrowers by the Wells Fargo Business Credit operating division of Wells Fargo Bank, National Association (“WFBC”), or by a group of lenders for whom WFBC acts as agent, the portion of the Termination Fee that would otherwise be payable to any Lender which participates in such replacement financing will not be payable, it being understood, however, that each Lender which is not participating in such replacement financing will be entitled to receive the portion of the Termination Fee payable to such Lender in such event.

3.             Field Audits.  With reference to the last sentence of Section 6.1.7 of the Credit Agreement, each Borrower agrees that commencing on the Amendment Date and continuing thereafter, the Borrowers shall be obliged to reimburse the Agent on demand (in the amounts specified in such sentence) for field audits conducted on a ninety (90) day audit cycle (rather than a one hundred twenty (120) day audit cycle as provided therein), which ninety (90) day audit cycle shall commence upon the completion of the field audit that shall be commenced no later than April 4, 2007; provided, however, that nothing contained herein shall limit the right of the Agent to be reimbursed for more frequent field audits whenever an Event of Default exists as provided in such Section 6.1.7.  In addition to such field audits on a ninety (90) day audit cycle, the Borrowers shall reimburse the Agent for such field audit to be commenced by April 4, 2007 in the manner provided in Section 6.1.7.

4.             Monthly Financial Statements and Compliance Certificates.  The Agent and the Lenders hereby agree that (a) the deadline for the delivery by the Borrowers of the financial statements and compliance certificate required for the calendar month of January, 2007 pursuant to Section 6.1.1(b) and Section 6.1.1(c) of the Credit Agreement shall be extended to March 20, 2007, and (b) the deadline for the delivery by the Borrowers of the financial statements and compliance certificate required for the calendar month of February, 2007 pursuant to Section 6.1.1(b) and Section 6.1.1(c) of the Credit Agreement shall be extended to April 10, 2007.  Such extensions of time are limited to the periods set forth in this paragraph and shall not entitle the Borrowers to any future extensions or similar accommodations.

5.             Removal of Minimum Working Capital Facility Availability Requirement; Extension of Time for Projections.  Section 6.2.4 of the Credit Agreement shall be deemed to be amended to read in full as follows:

Section 6.2.4          EBITDA.  By April 15, 2007, the Borrowers shall provide to the Agent updated financial projections in form and detail reasonably satisfactory to the Agent and the Required Lenders for the 2007 Fiscal Year, prepared with the assistance of Kibel Green Inc.  The Borrowers and the Required Lenders shall use such projections in order to establish financial covenants based on minimum EBITDA for April through December of 2007.  Any failure by the Borrowers to deliver such projections by such deadline shall constitute an Event of Default.  On or prior to April 30, 2007, the Borrowers and the Required Lenders shall agree among themselves as to minimum EBITDA requirements (including amounts, measurement dates and measurement periods) for April through December of 2007; provided, however, that if the Borrowers and the Required Lenders are unable to agree on such requirements in writing by such date, then such requirements shall be determined by the Required Lenders in their credit judgment.  Additionally, on or prior to December 31 of each year, the Borrowers and the Required Lenders shall agree among themselves as to minimum EBITDA requirements (including amounts, measurement dates and measurement periods) for the following Fiscal Year; provided, however, that if the Borrowers and the Required Lenders are unable to agree on such requirements in writing by such date, then such requirements shall be determined by the Required Lenders in their credit judgment.

6.             Inducing Representations.  To induce the Agent and the Lenders to enter into this Agreement, each Borrower hereby represents and warrants that: (a) such Borrower is duly authorized to enter into this Agreement, and this Agreement, upon its execution by such Borrower, the Agent and each Lender, will constitute such Borrower’s legal, valid and binding obligations enforceable in accordance with its terms against such Borrower; (b) after giving effect to this Agreement, no Default or Event of Default exists; (c) no present right of setoff, counterclaim, recoupment claim or defense exists in such Borrower’s favor in respect of its payment or performance of any Obligations; and (d) except as modified by this Agreement, all terms of the Credit Agreement and each Loan Document shall remain in full force and effect.

7.             Amendment Fee.  The Borrowers agree to pay to the Agent an amendment fee in the amount of $15,000.  Such amendment fee shall be fully earned on the Amendment Date but shall be payable in three installments of $5,000 on each of (a) the Amendment Date, (b) April 13, 2007, and (c) May 13, 2007.  Any unpaid portion of such amendment fee which is outstanding on the Working Capital Facility Maturity Date shall be due and payable on the Working Capital Facility Maturity Date.  The Agent and the Lenders may cause each installment of such fee to be paid by making Working Capital Facility Loans to the Borrowers in the amount thereof on the due dates thereof.

8.             Conditions Precedent.  Notwithstanding any provision herein the contrary, this Amendment shall not become effective, and no Lender shall have any liability hereunder, and no waiver of any Default or Event of Default set forth herein shall become effective, unless and until each of the following conditions precedent is satisfied in a manner and pursuant to documentation satisfactory to the Agent in its sole discretion:

(a)           the Borrowers shall have paid to the Agent the amendment fee described above;

(b)           the Borrowers, the Agent and the Lenders have executed this Amendment; and

(c)           the Borrowers, the Agent and the Lenders shall have executed and delivered such other documents, instruments and agreements as the Agent may request in its discretion.

9.             Release.  Each Borrower hereby absolutely and unconditionally releases and forever discharges the Agent and each Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns of the Agent and each Lender, together with all of the present and former directors, officers, agents, attorneys and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which any Borrower has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

10.           Miscellaneous.  Each existing Loan Document shall be deemed modified hereby on the Amendment Date as necessary to conform its terms to the terms of the Credit Agreement, as modified hereby.  This Agreement constitutes a Loan Document, and shall be governed and construed accordingly.  This Agreement constitutes the entire agreement among the Agent, the Lenders and the Borrowers relative to the subject matter hereof, and supersedes and replaces any prior understandings and agreements, written or oral, in regard thereto.  This Agreement shall be binding on, and inure to the benefit of, the successors and assigns of the Borrower, the Agent and the Lenders.  The Borrowers shall reimburse the Agent for all costs which the Agent incurs, including reasonable attorneys fees, in the preparation, negotiation, execution and performance of this Agreement, and the recording of any Loan Documents in connection herewith.

IN WITNESS WHEREOF, the Agent, the Lenders and the Borrowers have executed this Agreement, by and through their respective authorized officers, as of the Amendment Date.

“Borrowers”:

NATIONAL R.V. HOLDINGS, INC.

	By:	\s\ Thomas J. Martini
	Name:	Thomas J. Martini
	Title:	CFO

.	NATIONAL R.V., INC

	By:	\s\ Thomas J. Martini
	Name:	Thomas J. Martini
	Title:	Treasurer

“Agent” and sole “Lender”:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, acting through its Wells
Fargo Business Credit operating division, as a Lender

	By:	\s\ Charles F. Liles
Charles F. Liles, Vice President